Astoria Financial Corporation Reports 107% Increase In First Quarter Earnings Per Share to $0.29

Quarterly Cash Dividend of $0.13 Per Share Declared

LAKE SUCCESS, N.Y., April 20, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $27.4 million, or $0.29 diluted earnings per share ("diluted EPS"), for the quarter ended March 31, 2011, increases of 112% and 107%, respectively, over net income of $12.9 million, or $0.14 diluted EPS, for the quarter ended March 31, 2010. On a linked quarter basis, net income and diluted EPS increased 15% and 16%, respectively.

Commenting on the first quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, "I am very pleased to report a significant improvement in earnings on both a linked quarter and year over year basis, primarily due to lower credit costs, reflecting the continued improvement in credit quality."

First Quarter Financial Highlights

  Net interest margin increased to 2.40%, up one basis point from March 31, 2010 and eight basis points from the previous quarter
  Net income increased to $27.4 million, up 112% from March 31, 2010 and 15% from the previous quarter
  Diluted EPS increased to $0.29, up 107% from March 31, 2010 and 16% from the previous quarter
  Return on average assets increased to 0.61%, up 35 basis points from March 31, 2010 and 10 basis points from the previous quarter
  Return on average tangible equity increased to 10.29%, up 525 basis points from March 31, 2010 and 128 basis points from the previous quarter
  Low cost savings, money market and checking accounts increased $688.7 million, or 16%, from March 31, 2010 and $121.1 million from December 31, 2010,  or 10% annualized, to $4.9 billion
  Early stage loan delinquencies (30-89 days past due) decreased to $217.2 million, a 19% decline from March 31, 2010 and 1% from the previous quarter
  Non-performing loans decreased to $373.8 million, an 11% decline from March 31, 2010 and 4% from the previous quarter
  The Company's tangible common equity ratio increased to 6.16%, up 97 basis points from March 31, 2010 and 26 basis points from the previous quarter
  Astoria Federal's leverage and tangible capital ratios increased to 8.17%, up 123 basis points from March 31, 2010 and 23 basis points from the previous quarter
  Astoria Federal's tier 1 risk-based capital ratio increased to 13.89%, up 205 basis points from March 31, 2010 and 56 basis points from the previous quarter

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their April 20, 2011 meeting, declared a quarterly cash dividend of $0.13 per common share. The dividend is payable on June 1, 2011 to shareholders of record as of May 16, 2011. This is the sixty-fourth consecutive quarterly cash dividend declared by the Company.

First Quarter Earnings Summary

Net interest income for the quarter ended March 31, 2011 totaled $101.5 million compared to $101.2 million for the previous quarter and $114.4 million for the 2010 first quarter. The net interest margin for the quarter ended March 31, 2011 was 2.40%, up eight basis points from the previous quarter and one basis point higher than the 2010 first quarter. Approximately four basis points of the linked quarter increase is due to two less days of interest expense in the 2011 first quarter.

For the quarter ended March 31, 2011, a $7.0 million provision for loan losses was recorded, $8.0 million lower than the previous quarter and $38.0 million lower than the 2010 first quarter. Mr. Engelke noted, "The lower provision primarily reflects improving trends in asset quality over the past twelve months, notably a 19% decrease in early stage delinquencies, an 11% decrease in non-performing loans and a 14% decrease in total loan delinquencies, coupled with the decline in the loan portfolio. Important to note, the allowance for loan losses to total loans, or the coverage ratio, remains strong at 1.37% at March 31, 2011."

Non-interest income for the quarter ended March 31, 2011 totaled $18.0 million compared to $20.7 million for the previous quarter and $18.7 million for the 2010 first quarter. The linked quarter decrease is primarily due to lower other non-interest income and lower mortgage banking income, net, primarily due to lower net gain on sales of loans.

General and administrative ("G&A") expense for the quarter ended March 31, 2011 totaled $69.6 million, essentially unchanged from the previous quarter and up $1.4 million from the 2010 first quarter.

Balance Sheet Summary

Total assets decreased $382.1 million from December 31, 2010 and totaled $17.7 billion at March 31, 2011. The loan portfolio declined $438.1 million from December 31, 2010 and totaled $13.8 billion at March 31, 2011. The one-to-four family portfolio totaled $10.6 billion at March 31, 2011 compared to $10.9 billion at December 31, 2010. The combined multi-family/commercial real estate ("CRE") portfolio totaled $2.7 billion at March 31, 2011 compared to $3.0 billion at December 31, 2010.

Commenting on the decrease in the balance sheet, Mr. Engelke stated, "As anticipated, the pace of the decline in the loan portfolio and the balance sheet has slowed as the level of loan prepayment activity has fallen. We expect that this trend will continue which should mean less shrinkage in the second quarter and growth expected to resume in the second half of the year."

For the quarter ended March 31, 2011, one-to-four family loan originations for portfolio totaled $707.4 million compared to $643.6 million for the previous quarter and $838.9 million for the 2010 first quarter. The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2011 first quarter averaged approximately 60% at origination and the loan amount averaged approximately $727,000. One-to-four family loan prepayments for the quarter ended March 31, 2011 totaled $786.2 million compared to $1.0 billion for the previous quarter and $749.6 million for the 2010 first quarter. Multi-family/CRE loan prepayments totaled $193.1 million for the 2011 first quarter compared to $112.5 million for the previous quarter and $39.7 million for the 2010 first quarter.

Deposits at March 31, 2011 totaled $11.5 billion compared to $11.6 billion at December 31, 2010. During the 2011 first quarter, CD accounts (including Liquid CDs) decreased $244.8 million from December 31, 2010, while low cost savings, checking and money market accounts increased $121.1 million, or 10% annualized. Notwithstanding the decline in CDs, during the 2011 first quarter we extended $320.7 million of CDs for terms of two years or more in an effort to help limit our exposure to future increases in interest rates. At March 31, 2011, our one-year interest rate sensitivity gap was positive 4.92%.

Borrowings during the quarter ended March 31, 2011 decreased $291.9 million to $4.6 billion at March 31, 2011.

Stockholders' equity totaled $1.3 billion, or 7.14% of total assets at March 31, 2011. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 8.17%, 8.17%, 15.18% and 13.89%, respectively, at March 31, 2011.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $35.3 million, totaled $373.8 million, or 2.11% of total assets at March 31, 2011, a decrease of $16.9 million from the previous quarter. During the 2011 first quarter, $9.0 million of NPLs were either sold or classified as held-for-sale. At March 31, 2011, one-to-four family NPLs declined to $333.0 million, multi-family/CRE/construction NPLs declined to $35.6 million and consumer and other NPLs declined to $5.1 million compared to $342.3 million, $42.8 million and $5.6 million, respectively, at December 31, 2010. Of the $333.0 million of one-to-four family NPLs, $257.1 million, or 77%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At March 31, 2010	$185.6	$ 82.7	$268.3	$(20.9)	$419.1	$687.4
At June 30, 2010	$230.9	$ 77.5	$308.4	$40.1	$415.1	$723.5
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$(56.4)	$399.6	$651.6
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$(31.9)	$390.7	$610.8
At March 31, 2011	$155.0	$ 62.2	$217.2	$ (2.9)	$373.8	$591.0

The table below details, as of March 31, 2011, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$3,004.2	28.2%	$42.3	1.41%
Illinois	$1,325.4	12.4%	$48.7	3.67%
Connecticut	$ 954.3	9.0%	$33.1	3.47%
California	$ 803.3	7.5%	$38.0	4.73%
New Jersey	$ 794.7	7.5%	$51.8	6.52%
Massachusetts	$ 736.4	6.9%	$ 8.4	1.14%
Virginia	$ 665.7	6.3%	$19.0	2.85%
Maryland	$ 645.5	6.1%	$46.2	7.16%
Washington	$ 311.7	2.9%	$ 1.1	0.35%
Florida	$ 219.0	2.1%	$23.3	10.64%
Top 10 States	$ 9,460.2	88.9%	$311.9	3.30%
All other states (1)	$ 1,186.9	11.1%	$ 21.1	1.78%
Total 1-4 Family Portfolio	$10,647.1	100%	$333.0	3.13%

(1) Includes 27 states and Washington, D.C.

Net loan charge-offs for the quarter ended March 31, 2011 totaled $19.0 million (including $15.3 million of one-to-four family loans and $2.9 million of multi-family/CRE loans) compared to $19.7 million (including $15.6 million of one-to-four family loans and $2.6 million of multi-family/CRE loans) for the previous quarter. Included in the $15.3 million of one-to-four family net loan charge-offs are $12.2 million of charge-offs on $53.1 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2011 first quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less selling costs. "While we expect NPL levels will remain elevated for some time, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 77% of the residential NPLs to their adjusted fair value less selling costs," Mr. Engelke noted.

Selected Asset Quality Metrics (at or for the three months ended March 31, 2011)
($ in millions)	1-4 Family	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$10,647.1	$ 2,000.9	$ 739.0	$ 15.8	$ 301.3(1)	$13,785.0 (2)
Non-performing loans	$ 333.0(3)	$ 25.5	$ 4.0	$ 6.1	$ 5.1	$ 373.8 (4)
NPLs/total loans	2.42%	0.19%	0.03%	0.04%	0.04%	2.71%(4)
Net charge-offs 1Q11	$ 15.3	$ 2.9	$ 0.0	$ 0.0	$ 0.7	$ 19.0 (4)

(1)  Includes home equity loans of $275.5 million

(2)  Includes $80.8 million of net unamortized premiums and deferred loan costs

(3)  Includes $257.1 million of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter

(4)  Does not foot due to rounding

Future Outlook

Commenting on the near-term outlook, Mr. Engelke stated, "As the national economy continues to modestly recover and job growth continues, we expect further improvement in credit costs, even while non-performing loans remain elevated as we work through the extended foreclosure process. The operating environment for residential mortgage portfolio lenders remains challenging, although we are cautiously optimistic that the recent elevated interest rate level of 30 year fixed-rate conforming loans compared to the 2010 third and fourth quarter levels, together with the anticipated reduction in the expanded conforming loan limits in October 2011, will facilitate future residential loan growth. In addition, we expect to resume multi-family/commercial real estate lending in the second half of 2011 which will augment growth in the loan portfolio and balance sheet. For 2011, we anticipate maintaining a relatively stable net interest margin which, when coupled with lower credit costs, should mitigate the earnings impact from a smaller average balance sheet and the expected impact of significantly higher FDIC insurance premium expense. We expect capital levels to continue to increase which should support loan and balance sheet growth in the second half of 2011 and next year."

Earnings Conference Call April 21, 2011 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & COO will host an earnings conference call Thursday morning, April 21, 2011 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, ID# 51499635. A telephone replay will be available on April 21, 2011 from 1:00 p.m. (ET) through midnight April 30, 2011 (ET). The replay number is (800) 642-1687, ID#:51499635. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, may adversely affect our business; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	March 31,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$141,894	$67,476
Repurchase agreements	65,890	51,540
Securities available-for-sale	490,283	561,953
Securities held-to-maturity
(fair value of $2,151,736 and $2,042,110, respectively)	2,117,538	2,003,784
Federal Home Loan Bank of New York stock, at cost	136,613	149,174
Loans held-for-sale, net	15,662	44,870
Loans receivable:
Mortgage loans, net	13,481,373	13,911,200
Consumer and other loans, net	303,592	311,847
	13,784,965	14,223,047
Allowance for loan losses	(189,486)	(201,499)
Total loans receivable, net	13,595,479	14,021,548
Mortgage servicing rights, net	10,137	9,204
Accrued interest receivable	54,849	55,492
Premises and equipment, net	133,026	133,362
Goodwill	185,151	185,151
Bank owned life insurance	404,159	410,418
Real estate owned, net	61,419	63,782
Other assets	295,063	331,515

TOTAL ASSETS	$17,707,163	$18,089,269

LIABILITIES
Deposits	$11,475,339	$11,599,000
Reverse repurchase agreements	2,100,000	2,100,000
Federal Home Loan Bank of New York advances	2,099,000	2,391,000
Other borrowings, net	378,296	378,204
Mortgage escrow funds	141,523	109,374
Accrued expenses and other liabilities	248,607	269,911

TOTAL LIABILITIES	16,442,765	16,847,489

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,478,119 and 97,877,469 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	860,436	864,744
Retained earnings	1,859,292	1,848,095
Treasury stock (68,016,769 and 68,617,419 shares, at cost, respectively)	(1,405,543)	(1,417,956)
Accumulated other comprehensive loss	(39,573)	(42,161)
Unallocated common stock held by ESOP
(3,242,359 and 3,441,130 shares, respectively)	(11,879)	(12,607)

TOTAL STOCKHOLDERS' EQUITY	1,264,398	1,241,780

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,707,163	$18,089,269

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2011	2010
Interest income:
One-to-four family mortgage loans	$114,676	$140,954
Multi-family, commercial real estate and construction
mortgage loans	44,492	51,125
Consumer and other loans	2,507	2,651
Mortgage-backed and other securities	22,423	31,347
Repurchase agreements and interest-earning cash accounts	93	15
Federal Home Loan Bank of New York stock	2,317	2,496
Total interest income	186,508	228,588
Interest expense:
Deposits	37,032	53,542
Borrowings	47,947	60,694
Total interest expense	84,979	114,236

Net interest income	101,529	114,352
Provision for loan losses	7,000	45,000
Net interest income after provision for loan losses	94,529	69,352
Non-interest income:
Customer service fees	11,722	13,293
Other loan fees	932	706
Mortgage banking income, net	2,433	1,557
Income from bank owned life insurance	2,235	1,976
Other	721	1,160
Total non-interest income	18,043	18,692
Non-interest expense:
General and administrative:
Compensation and benefits	36,533	35,251
Occupancy, equipment and systems	16,566	16,449
Federal deposit insurance premiums	5,514	6,597
Advertising	1,684	1,820
Other	9,322	8,142
Total non-interest expense	69,619	68,259

Income before income tax expense	42,953	19,785
Income tax expense	15,569	6,859

Net income	$27,384	$12,926

Basic earnings per common share	$0.29	$0.14

Diluted earnings per common share	$0.29	$0.14

Basic weighted average common shares	92,734,401	91,460,463
Diluted weighted average common and common
equivalent shares	92,734,401	91,460,597

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,825,492	$114,676	4.24%	$12,003,619	$140,954	4.70%
Multi-family, commercial real
estate and construction	2,884,963	44,492	6.17	3,426,708	51,125	5.97
Consumer and other loans (1)	307,988	2,507	3.26	332,355	2,651	3.19
Total loans	14,018,443	161,675	4.61	15,762,682	194,730	4.94
Mortgage-backed and other securities (2)	2,533,953	22,423	3.54	3,139,875	31,347	3.99
Repurchase agreements and
interest-earning cash accounts	194,996	93	0.19	81,361	15	0.07
Federal Home Loan Bank stock	147,589	2,317	6.28	183,279	2,496	5.45
Total interest-earning assets	16,894,981	186,508	4.42	19,167,197	228,588	4.77
Goodwill	185,151			185,151
Other non-interest-earning assets	932,212			897,307
Total assets	$18,012,344			$20,249,655

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,704,261	2,687	0.40	$2,236,852	2,230	0.40
Money market	382,756	429	0.45	328,994	358	0.44
NOW and demand deposit	1,750,841	281	0.06	1,615,957	257	0.06
Liquid certificates of deposit	439,009	268	0.24	672,635	823	0.49
Total core deposits	5,276,867	3,665	0.28	4,854,438	3,668	0.30
Certificates of deposit	6,207,730	33,367	2.15	7,819,654	49,874	2.55
Total deposits	11,484,597	37,032	1.29	12,674,092	53,542	1.69
Borrowings	4,826,055	47,947	3.97	5,942,452	60,694	4.09
Total interest-bearing liabilities	16,310,652	84,979	2.08	18,616,544	114,236	2.45
Non-interest-bearing liabilities	451,839			422,655
Total liabilities	16,762,491			19,039,199
Stockholders' equity	1,249,853			1,210,456
Total liabilities and stockholders' equity	$18,012,344			$20,249,655

Net interest income/net interest
rate spread (3)		$101,529	2.34%		$114,352	2.32%
Net interest-earning assets/net
interest margin (4)	$584,329		2.40%	$550,653		2.39%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2011	2010

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	8.76%	4.27%
Return on average tangible stockholders' equity (1)	10.29	5.04
Return on average assets	0.61	0.26
General and administrative expense to average assets	1.55	1.35
Efficiency ratio (2)	58.22	51.31
Net interest rate spread	2.34	2.32
Net interest margin	2.40	2.39

Asset Quality Data (dollars in thousands)
Non-performing assets (3)	$435,173	$468,354
Non-performing loans (3)	373,754	419,052
Loans delinquent 90 days or more and still accruing interest	553	846
Non-accrual loans	373,201	418,206
Loans 60-89 days delinquent	62,162	82,745
Loans 30-59 days delinquent	155,075	185,633
Net charge-offs	19,013	28,301

Non-performing loans/total loans	2.71%	2.68%
Non-performing loans/total assets	2.11	2.09
Non-performing assets/total assets	2.46	2.33
Allowance for loan losses/non-performing loans	50.70	50.29
Allowance for loan losses/non-accrual loans	50.77	50.39
Allowance for loan losses/total loans	1.37	1.35
Net charge-offs to average loans outstanding (annualized)	0.54	0.72

Capital Ratios (Astoria Federal)
Tangible	8.17%	6.94%
Leverage	8.17	6.94
Risk-based	15.18	13.11
Tier 1 risk-based	13.89	11.84

Other Data
Cash dividends paid per common share	$0.13	$0.13
Book value per share (4)	13.28	12.97
Tangible book value per share (5)	11.33	10.99
Tangible common stockholders' equity/tangible assets (1) (6)	6.16%	5.19%
Mortgage loans serviced for others (in thousands)	$1,471,352	$1,412,537
Full time equivalent employees	1,564	1,573

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3)  Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(4) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(5) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(6) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2011		At December 31, 2010		At March 31, 2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,314,095	4.61%	$10,512,746	4.73%	$11,496,971	5.11%
Multi-family, commercial real estate
and construction	2,720,027	6.05	2,931,847	6.03	3,297,433	6.03
Mortgage-backed and other securities (3)	2,607,821	3.75	2,565,737	3.83	3,170,765	4.00

Interest-bearing liabilities:
Savings	2,766,057	0.40	2,664,859	0.40	2,262,846	0.40
Money market	386,670	0.46	376,302	0.45	331,362	0.44
NOW and demand deposit	1,784,318	0.06	1,774,790	0.06	1,654,089	0.06
Liquid certificates of deposit	414,652	0.25	468,730	0.25	644,787	0.50
Total core deposits	5,351,697	0.28	5,284,681	0.28	4,893,084	0.30
Certificates of deposit	6,123,642	2.17	6,314,319	2.20	7,791,751	2.48
Total deposits	11,475,339	1.29	11,599,000	1.33	12,684,835	1.64
Borrowings, net	4,577,296	4.12	4,869,204	4.14	5,761,927	4.08

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At March 31, 2011
			Non-performing loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,713.3	$18.8	0.69%
Alt A < 70% LTV	$225.3	$13.4	5.95%
Alt A 70%-80% LTV	$65.6	$10.1	15.40%
State Total	$3,004.2	$42.3	1.41%

Illinois
Full Income	$1,098.3	$21.2	1.93%
Alt A < 70% LTV	$115.1	$10.0	8.69%
Alt A 70%-80% LTV	$112.0	$17.5	15.63%
State Total	$1,325.4	$48.7	3.67%

Connecticut
Full Income	$793.9	$12.5	1.57%
Alt A < 70% LTV	$112.8	$13.4	11.88%
Alt A 70%-80% LTV	$47.6	$7.2	15.13%
State Total	$954.3	$33.1	3.47%

California
Full Income	$524.3	$16.4	3.13%
Alt A < 70% LTV	$145.6	$7.6	5.22%
Alt A 70%-80% LTV	$133.4	$14.0	10.49%
State Total	$803.3	$38.0	4.73%

New Jersey
Full Income	$628.3	$27.6	4.39%
Alt A < 70% LTV	$84.2	$7.9	9.38%
Alt A 70%-80% LTV	$82.2	$16.3	19.83%
State Total	$794.7	$51.8	6.52%

Massachusetts
Full Income	$641.9	$3.9	0.61%
Alt A < 70% LTV	$65.4	$2.3	3.52%
Alt A 70%-80% LTV	$29.1	$2.2	7.56%
State Total	$736.4	$8.4	1.14%

Virginia
Full Income	$510.1	$5.9	1.16%
Alt A < 70% LTV	$67.7	$4.1	6.06%
Alt A 70%-80% LTV	$87.9	$9.0	10.24%
State Total	$665.7	$19.0	2.85%

Maryland
Full Income	$494.6	$18.5	3.74%
Alt A < 70% LTV	$71.8	$7.8	10.86%
Alt A 70%-80% LTV	$79.1	$19.9	25.16%
State Total	$645.5	$46.2	7.16%

Washington
Full Income	$305.0	$0.2	0.07%
Alt A < 70% LTV	$4.5	$0.0	0.00%
Alt A 70%-80% LTV	$2.2	$0.9	40.91%
State Total	$311.7	$1.1	0.35%

Florida
Full Income	$151.9	$13.7	9.02%
Alt A < 70% LTV	$41.5	$4.9	11.81%
Alt A 70%-80% LTV	$25.6	$4.7	18.36%
State Total	$219.0	$23.3	10.64%

Other States
Full Income	$1,068.8	$11.2	1.05%
Alt A < 70% LTV	$70.3	$5.0	7.11%
Alt A 70%-80% LTV	$47.8	$4.9	10.25%
Other States Total	$1,186.9	$21.1	1.78%

Total all states
Full Income	$8,930.4	$149.9	1.68%
Alt A < 70% LTV	$1,004.2	$76.4	7.61%
Alt A 70%-80% LTV	$712.5	$106.7	14.98%
Grand total	$10,647.1	$333.0	3.13%

Note: LTVs are based on current principal balances and original appraised values

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com